Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-202305) on Form S-8 of First Northwest Bancorp of our report dated December 15, 2023, relating to the statements of net assets available for benefits of First Fed Bank 401(k) Plan as of June 30, 2023 and 2022, the related statement of changes in net assets available for benefits for the year ended June 30, 2023, and the related supplementary information as of or for the year ended June 30, 2023, appearing in this Annual Report on Form 11-K of First Fed Bank 401(k) Plan.

/s/ Moss Adams LLP

Spokane, Washington

December 15, 2023